Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated this 1st day of March 2018

BETWEEN:

IIOT-OXYS, Inc., a Nevada corporation, with offices at of 705 Cambridge Street, Cambridge, Massachusetts, 02141 (the "Client")

- AND -

Accelerated Healthcare Innovations LLC, a Massachusetts limited liability company, with offices at of 24 Freedom Trail, Dennis, Massachusetts, 02638 (the "Consultant").

BACKGROUND:

A.	The Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):

-	Execute the business plans determined from the feasibility phase to extend OXYS business model leveraging a Harting Edge system Industrial IoT company into a wide range of IoT business segments including medical, infrastructural, and industrial, as well as market opportunities and financing opportunities in India and China. Specifically, oversee development of a demo system for marketing purposes, leverage the demo to secure a pilot site, oversee the pilot execution, and secure the first medical IoT customer. Provide business leads and contacts in various industry segments and countries.

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2.	The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

Term of Agreement

3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until the completion of the Services, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended with the written consent of the Parties.

4.	In the event that either Party wishes to terminate this Agreement prior to the completion of the Services, that Party must provide 10 days' written notice to the other Party.

Performance

5.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

6.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars)

Compensation

7.	The Consultant will charge the Client a flat fee of $48,000.00 and 60,000 shares of Common Stock (the “Shares”) for the Services (the "Compensation"). The Securities Law Representations attached hereto as Exhibit A and incorporated herein by this reference.

8.	The Compensation will be earned and the Client will be invoiced as follows:

-	One six at the end of first, second, third, fourth, and fifth month, and final payment upon completion and acceptance of deliverables.

9.	Invoices submitted by the Consultant to the Client are due within 30 days of receipt.

Reimbursement of Expenses

10.	The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.

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11.	All expenses must be pre-approved by the Client.

Confidentiality

12.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

13.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

14.	All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

Ownership of Intellectual Property

15.	All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement will be the property of the Client. The Consultant is granted a non-exclusive limited-use license of this Intellectual Property.

16.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Client.

Return of Property

17.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/Independent Contractor

18.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

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Notice

19.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

a.	IIOT-OXYS, Inc. 705 Cambridge Street, Cambridge, Massachusetts, 02141

b.	Accelerated Healthcare Innovations, LLC 24 Freedom Trail, Dennis, Massachusetts, 02638

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered or certified mail, or (c) the following day after being deposited with an overnight courier.

Indemnification

20.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. In no event does the aggregate liability of either Party under this Section exceed the amount of Compensation paid under this Agreement. This indemnification will survive the termination of this Agreement for a period of one year.

Modification of Agreement

21.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

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Time of the Essence

22.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

23.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

24.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

25.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings

26.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

27.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

28.	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Severability

29.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

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Waiver

30.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures this 1st day of March 2018.

IIOT-OXYS, Inc.

By: /s/ Nevan Hanumara

Nevan Hanumara, CEO

Accelerated Healthcare Innovations LLC

By: /s/ Cliff Emmons           (Seal)

Cliff Emmons, Managing Member

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EXHIBIT A

Securities Law Representations

Accredited Investor Status. The Consultant hereby represents that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”). The Consultant has initialed below each of the categories which apply to the Consultant and has furnished to the Client any requested reasonable evidence of the Consultant’s status as an “accredited investor.” (Please indicate and initial all applicable categories)

_____	a corporation, limited liability company, partnership, or a Massachusetts or similar business trust, which was not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_____	an entity in which all of the equity owners are “accredited investors.”[1]

Representations of the Consultant. The Consultant represents and warrants to the Client as set forth below.

a.                   Restricted Securities. The Consultant understands that the Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus are “restricted securities” as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, the Consultant must retain the Shares for a minimum period and any future public resale of the Shares will be possible only if the Client is current in its filings with the SEC under the Exchange Act of 1934, as amended. Accordingly, the Consultant hereby acknowledges that it is prepared to hold the Shares for an indefinite period.

b.                  Investment Purpose. The Consultant acknowledges that the Shares are being acquired for its own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. The Consultant further acknowledges that no other person has, and the Consultant currently intends that no person will have in the future, a direct or indirect beneficial or pecuniary interest in the Shares.

1 An individual is an “accredited investor” as defined in Rule 501(a) of Regulation D in that (i) he or she had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or (ii) his or her net worth (i.e., excess of total assets over total liabilities, but excluding the principal residence) is at least $1,000,000.

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c.                   Limitations on Resale; Restrictive Legend. The Consultant acknowledges that it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) in any other transaction which, in the opinion of counsel acceptable to the Client, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. The Consultant also acknowledges that an appropriate legend will be placed upon each of the certificates representing the Shares stating that the Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

d.                  Access to Information The Consultant, through the SEC website (www.sec.gov), has had access to (i) the Client’s 2016 annual report on Form 10-K; (ii) the Client’s quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017; and (iii) all other reports and documents filed by the Client with the SEC since the date of the annual report on Form 10-K. The Consultant has relied upon the information contained therein and has not been furnished any other documents, literature, memorandum, or prospectus.

e.                   Opportunity to Ask Questions. The undersigned representative of the Consultant entity has had the opportunity to question and receive answers from the Client concerning the terms and conditions of the proposed stock transaction and the business of the Client.

f.                   Knowledge and Experience in Business and Financial Matters. The undersigned representative of the Consultant entity has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that the financial capacity of the Consultant entity is of such proportion the total cost of such party’s commitment in the Shares would not be material when compared with its total financial capacity.

g.                  No Advertisements. The Consultant and the Client had a significant preexisting relationship prior to entering into this Agreement and the Consultant did not enter into this Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

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